UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15/A

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
   OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                          Commission File Number   1-12269
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                       Homestead Village Incorporated
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           (Exact name of registrant as specified in its charter)


       2100 RiverEdge Parkway, Atlanta, Georgia 30328; (770) 303-2200
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


            Common Stock, $0.01 par value per share (including
                 related Preferred Share Purchase Rights)
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          (Title of each class of securities covered by this Form)


                                    N/A
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


  Rule 12g-4(a)(1)(i)        |X|     Rule 12h-3(b)(1)(i)        |X|
  Rule 12g-4(a)(1)(ii)       | |     Rule 12h-3(b)(1)(ii)       | |
  Rule 12g-4(a)(2)(i)        | |     Rule 12h-3(b)(2)(i)        | |
  Rule 12g-4(a)(2)(ii)       | |     Rule 12h-3(b)(2)(ii)       | |
                                     Rule 15d-6                 | |


               Approximate number of holders of record
               as of the certification or notice date:    1
                                                         ----

         Pursuant to the requirements of the Securities Exchange Act of the 1934, Homestead Village Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:   June 8, 2000              By:  /s/ Jeffrey A. Klopf
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                                      Jeffrey A.  Klopf
                                      Senior Vice President and Secretary
                                      Homestead Village Incorporated


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. the registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.